Exhibit 99.1

NEWS RELEASE

CONTACT:	Atlantic Tele-Network, Inc.
Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Inc. Reports Second Quarter
and First Half 2009 Results

Second Quarter Highlights:

•                  Wireless revenue increased 47% year-over-year

•                  Operating income was $18.1 million, or 30% of revenue

•                  Net income decreases by 6% year-over-year as a result of early stage acquisitions and transactional related expenses

•                  Acquisition of Alltel properties progressing towards anticipated close later this year

Salem, MA (July 30, 2009) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the second quarter and six months ended June 30, 2009.

Second Quarter Financial Results

For the three months ended June 30, 2009, revenue was $60.3 million, 20% above the $50.4 million reported for the second quarter of 2008 and an 8% sequential increase over the first quarter. Wireless revenue increased 47% year-over-year and 15% sequentially, driven by significant growth in the Company’s U.S. domestic wireless business, which more than offset the year-over-year and sequential decrease in international long distance revenue from the Company’s Guyana operations.  Revenue for 2008 included revenue from Bermuda Digital Communications (BDC) beginning on May 15, 2008, the date the Company began consolidating BDC’s operating results.  BDC revenue, prior to consolidation, for the second quarter and six months ended June 30, 2008 was approximately $3.3 million and $8.6 million, respectively.

Despite the significant increase in revenue, operating income remained unchanged at $18.1 million as a result of costs associated with the revenue growth, as well as:

•            $1.5 million of operating losses at two earlier stage businesses acquired in the third quarter of 2008

•            $0.8 million of costs associated with the previously announced termination of our digital television services in the U.S. Virgin Islands (USVI)

•            $0.4 million related to the Company’s pending acquisition of the Alltel properties

•            The reduction in high-margin international long distance revenue

Net income attributable to ATN’s stockholders(1) was $9.6 million for the quarter compared to $10.2 million for the same period in 2008 and $8.8 million for the first quarter of 2009. On a per share basis, net income attributable to ATN’s stockholders decreased 6% to $0.63 per diluted share from $0.67 per diluted share for last year’s second quarter but was up 9% from the $0.58 per diluted share earned in the first quarter of 2009.

Commenting on second quarter results, Michael T. Prior, Chief Executive Officer said, “This was another quarter of solid financial and operating performance for ATN, reflecting the resilience of our network and our ability to provide attractive alternatives to customers in underserved domestic and international markets. While we are not immune to the current economic environment, we succeeded in posting strong revenue growth resulting from our expanded U.S. network footprint and higher volumes of voice and data traffic. Operating income was $18.1 million, or 30% of revenue, despite the costs of expanding our network and terminating our television services in the USVI.  Although the early stage businesses we acquired in the second half of 2008 have also negatively impacted operating income, we are pleased overall with the strong growth in revenue and believe we are increasing the size of our platform for future cash flow and profit growth.”

Recent Corporate Development

On June 9, 2009 the Company announced a definitive agreement to acquire certain wireless assets from Verizon Wireless, which were part of Alltel Corporation prior to its acquisition by Verizon Wireless. Under the terms of the agreement, the Company will acquire wireless properties, including wireless spectrum licenses and network assets serving approximately 800,000 subscribers primarily in rural areas across Georgia, North Carolina, South Carolina, Illinois, Ohio and Idaho for approximately $200 million in cash. Initial expectations are for this transaction to add approximately $450 million in revenue and be accretive upon completion. The acquisition is subject to customary closing conditions and regulatory approvals, including the receipt of required consents and approvals from the Department of Justice and the Federal Communications Commission.

“This acquisition is an ideal fit for the Company because it greatly increases our U.S. wireless  network footprint and builds on the services we currently offer. It also provides us with greater revenue diversification and significant scale,” Mr. Prior said. “Upon the completion of this transaction, we expect to have more than one million retail wireless subscribers in the U.S. and internationally. We will be offering our new customers the plans and differentiated service offerings they currently enjoy, plus a variety of new choices that have been popular with consumers in our other domestic markets.  We are confident that this transaction will be very positive for all of our constituents.  Please note, however, that transactional expenses are expected to increase significantly in the next two quarters and will reduce earnings until the acquisition closes.  Once closed, we expect the acquisition to be significantly accretive to earnings.”

Second Quarter 2009 Operating Highlights

The following operating results for the quarter ended June 30, 2009 are compared against the same period in 2008 unless otherwise indicated.

Wireless Revenue

Wireless revenue increased 47%, to $36.5 million from $24.8 million. Our U.S. rural wireless business increased revenue by 53%, to $25.8 million from $16.9 million benefiting from our ongoing investment in new base stations and the growth in recurring voice and data traffic. We ended the second quarter with a total of 537 base stations in our U.S. network, up from 367 base stations at the end of last year’s second quarter and 484 base stations at the end of the 2009 first quarter. Of the increase in wireless revenue, $2.6 million was attributable to the consolidation of the operating results of BDC for the entire second

(1) As a result of our adoption of Statement of Financial Accounting Standard No. 160, Non-Controlling Interests in Consolidated Financial Statements- an Amendment of ARB No. 51, the financial statement line item that had been entitled “Net income” under the previous reporting method is now entitled “Net income attributable to Atlantic Tele-Network, Inc. Stockholders.”

quarter of 2009 as compared to only a portion of the second quarter of 2008. Wireless revenue in Guyana increased by $0.2 million.  At the end of the second quarter, we had approximately 266,000 subscribers in Guyana, below the 277,000 we had at the end of last year’s second quarter, but up from 248,000 as of December 31, 2008.

Local Telephone and Data Revenue

Local telephone and data revenue increased 10% to $13.5 million compared to $12.3 million in 2008.  Sovernet’s local telephone and data revenue increased 27%, to $4.7 million from $3.7 million in 2008, mainly due to its acquisition of ION in August 2008. Local telephone and data revenue generated by our Guyana operations increased 3% to $7.6 million compared to $7.4 million in 2008, while access lines increased 5% to 142,000 from 135,000.  Data revenue at our Virgin Islands subsidiary remained fairly stable.

International Long Distance Revenue

International long distance revenue, all of which is generated by our GT&T subsidiary, declined 20% to $9.9 million from $12.4 million in 2008.  We believe this decrease is a result of a considerable increase in illegal bypass activities in the quarter resulting in lost revenue opportunities, as well as an overall reduction in call volume into Guyana attributable to the current difficult economic environment.

First Half 2009 Results

For the six months ended June 30, 2009, revenue was $116.3 million, up 21% from the $96.0 million reported for last year’s first half. Net income attributable to ATN’s stockholders(1) was $18.4 million for the year, as compared to $18.1 million for the same period in 2008, an increase of $0.3 million or 2%.  On a per share basis, net income attributable to ATN’s stockholders(1) increased by 3% to $1.21 per diluted share from $1.18 per diluted share for the six months ended June 30, 2008.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, July 31, 2009 at 10:00 a.m. Eastern Time (ET) to discuss its second quarter results for 2009.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 920-4315 and International: (212) 231-2901.  A replay of the call will be available from 12:30 p.m. (ET) July 31, 2009 until 12:30 p.m. (ET) on August 7, 2009. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21432610.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company operating high quality digital wireless, wireline, and both terrestrial and submarine fiber optic networks in North America, South America and the Caribbean. Its principal subsidiaries include: Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Guyana Telephone & Telegraph Company, Ltd., which is the national telephone service provider for all local, long-distance and international services in Guyana, as well as a wireless service provider; Bermuda Digital Communications, Ltd., which is the leading provider of wireless voice and data services in Bermuda operating as Cellular One, and also an early-stage wireless provider in Turks & Caicos through its IslandCom subsidiary; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State through its ION subsidiary; and Choice Communications, LLC, which provides wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; the proposed transaction with Verizon Wireless, including whether the transaction will be completed and the expected timetable for such completion; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the ability of ATN to secure financing for the balance of the purchase price of the Alltel acquisition, which is dependent on market conditions; there can be no assurances that such financing will be available to ATN at all or on terms that are favorable to ATN; (2) the ability of ATN to operate a retail wireless business and integrate these operations into its existing operations; (3) the ability to receive the requisite regulatory consents and approvals to consummate the transaction; (4) the general performance of the acquired Alltel operations; (5) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (6) any significant decline in the price or volume, including bypass activities, of international long distance calls to Guyana; (7) the regulation of rates that GT&T may charge for local wireline telephone service; (8) significant tax disputes between GT&T and the Guyanese tax authorities; (9) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers and the extent to which our wholesale customers build or acquire overlapping networks; (10) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (11) the current global economic recession, along with difficult and volatile conditions in the capital and credit markets; (12) increased competition; (13) economic, political and other risks facing our foreign operations; (14) regulatory changes affecting our businesses; (15) the loss of certain FCC licenses; (16) rapid and significant technological changes in the telecommunications industry; (17) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (18) any loss of any key members of management; (19) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (20) dependence of our wireless and wireline revenue on the reliability and performance of our network infrastructure; (21) the occurrence of severe weather and natural catastrophes; and (22) our ability to realize the value that we believe exists in businesses that we acquire. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are on file with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2009	2008
Assets:
Cash and Cash Equivalents	$90,210	$79,665
Other Current Assets	41,022	51,656

Total Current Assets	131,232	131,321

Fixed Assets, net	205,100	198,230
Goodwill and Other Intangible Assets, net	76,701	76,351
Other Assets	12,004	13,919

Total Assets	$425,037	$419,821

Liabilities and Stockholders’ Equity:
Current Liabilities	$45,465	$47,912

Long Term Debt	72,978	73,311
Other Liabilities	33,750	36,938

Total Liabilities	152,193	158,161

Stockholders’ Equity	272,844	261,660

Total Liabilities and Stockholders’ Equity	$425,037	$419,821

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Wireless	$36,515	$24,786	$68,240	$44,539
Local Telephone and Data	13,500	12,267	26,553	24,514
International Long Distance	9,878	12,387	20,279	24,942
Other Revenue	402	974	1,189	2,049

Total Revenue	60,295	50,414	116,261	96,044

Operating Expenses:
Termination and Access Fees	10,887	8,376	21,333	15,964
Internet and Programming	397	863	1,186	1,762
Engineering and Operations	7,511	5,930	14,457	11,785
Sales, Marketing and Customer Services	3,807	2,944	7,399	5,618
General and Administrative	9,787	6,819	18,003	12,702
Depreciation and Amortization	9,794	7,424	18,994	14,501

Total Operating Expenses	42,183	32,356	81,372	62,332

Operating Income	18,112	18,058	34,889	33,712

Other Income (Expense):
Interest Income (Expense), net	(828)	(254)	(1,646)	(338)
Other Income	10	143	36	368

Other Income (Expense), net	(818)	(111)	(1,610)	30

Income Before Income Taxes	17,294	17,947	33,279	33,742
Income Taxes	7,342	6,642	14,298	14,032

Income Before Equity in Earnings of Unconsolidated Affiliates	9,952	11,305	18,981	19,710
Equity in Earnings of Unconsolidated Affiliates	—	272	—	735
Net Income	9,952	11,577	18,981	20,445
Less: Net Income Attributable to Non-Controlling Interests, net of tax	(315)	(1,373)	(543)	(2,374)

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$9,637	$10,204	$18,438	$18,071

Net Income Weighted Average Per Share Attributable to Atlantic Tele-Network, Inc. Stockholders
Basic	$0.63	$0.67	$1.21	$1.19
Diluted	$0.63	$0.67	$1.21	$1.18
Weighted Average Common Shares Outstanding
Basic	15,232	15,217	15,231	15,223
Diluted	15,282	15,260	15,267	15,274

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2009	2008

Net Income	$18,981	$20,445
Depreciation and Amortization	18,994	14,501
Change in Working Capital	5,845	(17,769)
Other	2,062	2,163

Net Cash Provided by Operating Activities	45,882	19,340

Capital Expenditures	(27,541)	(20,900)
Acquisitions of Businesses, Net of Cash Acquired	(24)	(11,924)
Other	2,956	4,711

Net Cash Used by Investing Activities	(24,609)	(28,113)

Dividends Paid on Common Stock	(5,483)	(4,867)
Distributions to Non-Controlling Interests	(5,120)	(1,620)
Other	(125)	(860)

Net Cash Used by Financing Activities	(10,728)	(7,347)

Net Change in Cash and Cash Equivalents	10,545	(16,120)

Cash and Cash Equivalents, Beginning of Period	79,665	71,173

Cash and Cash Equivalents, End of Period	$90,210	$55,053